Exhibit 99.1

CorMedix Inc. Welcomes Additional Board Members

BRIDGEWATER, N.J., April 7, 2014 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal and infectious disease, today announced the appointment of three new board members.

“We are very pleased to welcome Cora M. Tellez, Taunia S. Markvicka, and Michael W. George to the CorMedix team. The addition of these highly accomplished industry veterans represents another important step in the growth of our Company,” commented Mr. Randy Milby, Chief Executive Officer of CorMedix.

The appointments increase the number of CorMedix directors from five to eight, of which five are independent directors.  Mr. George was appointed in late February and Ms. Tellez and Ms. Markvicka were appointed on April 4th.

About Cora M. Tellez

Cora M. Tellez is currently President and CEO of Sterling HSA, a company she founded in 2004.  Cora has 25 years of management experience in health care finance and delivery.  Prior to founding Sterling HSA, Cora was President of the Health Plans division of Health Net, Inc., an insurance provider that operated in seven states and achieved revenue of $8 billion from health plans.  She has also served as President of Prudential’s western health operations, CEO of Blue Shield of California, Bay Region and Regional Manager for Kaiser Permanente of Hawaii.  She serves on the boards of HMS Holdings, Inc. (NASDAQ:HMSY) and Practice Fusion, a venture backed company.  She previously served as a former board director of Crescent Healthcare, Bank of Hawaii, Glendale Federal Bank, Cal Fed Bank, Catellus Development Company and First Consulting Group.  Ms. Tellez said, "I feel honored and privileged to be selected to serve on the board of CorMedix. I am excited about its product and the pipeline of new drugs that will help people who experience pain from infections.  These are exciting times for CorMedix, and I look forward to helping the Company fully realize its growth potential."

About Taunia Markvicka, PharmD

Taunia Markvicka is currently Senior Vice President, Chief Commercial Officer at Pacira Pharmaceuticals (Nasdaq: PCRX).   Taunia has a strong commercial and clinical background, and has extensive experience in managing a product strategy from development to commercialization. She has been responsible for all facets of commercialization, market analysis, pre-launch planning, forecasts, budgets and launches.  She has held leadership roles at Stack Pharma, The Medicines Company, Watson Pharmaceuticals, and Sandoz Pharmaceuticals (now Novartis). Ms. Markvicka stated, "I am pleased to be a part of the CorMedix board of directors and I look forward to contributing to the commercial strategy as a whole and building the commercialization resources to support a successful launch of Neutrolin in the United States.”

745 Route 202-206, Suite 303
Bridgewater, NJ 08807
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com

About Michael W. George

Mr. George is currently the Chief Executive Officer of Michael George & Associates, a health care consulting firm.  Prior to forming Michael George & Associates, Mr. George served as a restructuring and turnaround executive for aaiPharma Inc., Derm Tech International and Urocor, Inc.  Prior to that, he served as President/North America of Elan Pharmaceuticals.  He has over 25 years of sales and marketing experience, including senior management positions, with three large pharmaceutical companies, DuPont Merck Pharmaceutical Company, Bristol Myers Pharmaceutical Company and Sandoz Pharmaceuticals, Inc. (now Novartis). Mr. George serves on the board of ClearPath Diagnostics, Inc., a private company, and Coastal Horizons, Inc., a non-profit corporation.

“As we move forward with our commercialization, it’s a huge benefit to be able to get advice from a board made up of such talented and experienced leaders,” said Randy Milby CEO, CorMedix.  “I am grateful for their support, as well as the ongoing support from all the directors and over the coming months we will continue to build a world class team.”

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product  is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see the company's website at www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Germany; the risks associated with the launch of Neutrolin® in Europe and other markets; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's ability to enter into and maintain collaborations with third parties for its development and marketing programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
Randy Milby
(908) 517-9489